UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2014

Commission file number: 001-13337

STONERIDGE, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1598949
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9400 East Market Street, Warren, Ohio	44484
(Address of principal executive offices)	(Zip Code)

(330) 856-2443

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On May 26, 2014, Stoneridge, Inc. (the “Company”) entered into an asset purchase agreement (“Purchase Agreement”) with Motherson Sumi Systems Ltd., an India-based manufacturer of diversified products for the global automotive industry and a limited company incorporated under the laws of the Republic of India, and MSSL (GB) LIMITED, a limited company incorporated under the laws of the United Kingdom (collectively, “Motherson”), to sell the Company’s Wiring business for $65.7 million in cash and the assumption of certain related liabilities of the Wiring business segment.

The Company’s Wiring business designs and manufactures wiring harness products for sale principally to the commercial, agricultural and off-highway vehicle markets, as well as assembling entire instrument panels that are configured specifically to an OEM customer’s specifications in the commercial vehicle market. The Wiring business segment is comprised of assets (i) owned by Stoneridge, Inc., its U.S. subsidiaries, and its foreign subsidiaries in Estonia, China and Juarez, Mexico and (ii) its shares of Mexican subsidiaries wholly dedicated to the Wiring business segment (collectively, “Wiring business segment”). Included in sale of the Wiring business segment are manufacturing facilities located in Portland, Indiana; Chihuahua, Mexico; Saltillo, Mexico; and Monclova, Mexico; as well as an engineering and administrative center located in Warren, Ohio. The transaction involves approximately 4,700 employees and is expected to close in the third quarter of 2014.

The closing of the Purchase Agreement is subject to the satisfaction or waiver of certain customary and other closing conditions for transactions of this type, including approvals from governmental authorities for consummation of the transactions under the Purchase Agreement from the Reserve Bank of India, notification to, and satisfying the requisite waiting period for, the U.S. Department of State pursuant to the International Traffic in Arms Regulations (“ITAR”), U.S. Department of State approval of the ITAR Registration of a U.S. affiliate of Motherson, and the clearance, if required, from the Mexican Economic Competition Commission and any applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, if required, shall have expired or been terminated, and authorization from the U.S. Department of State for the release to Motherson of ITAR-controlled technical data related to the Wiring business shall have been obtained.

Subject to certain limitations, the Company, on the one hand, and Motherson, on the other hand, have agreed to indemnify the other for breaches of representations, warranties and covenants and other specified matters. The Purchase Agreement contains representations and warranties customary for transactions of this type. The Company has also agreed to various customary covenants and agreements, including a covenant to conduct its business in the ordinary course consistent with past practice, and to use commercially reasonable efforts to maintain the value of the Wiring business segment as a going concern consistent with past practice during the period between the execution of the Purchase Agreement and the closing. The Purchase Agreement also contains customary provisions governing circumstances under which the Company and Motherson may terminate the Purchase Agreement, including the right of the Company or Motherson, as the case may be, to terminate the Purchase Agreement if the transactions contemplated therein have not been consummated prior to December 31, 2014.

The purchase price is subject to a customary post-closing working capital adjustment based on a net working capital target of $39.5 million.

At closing the Company will also enter into a transition services agreement with Motherson, pursuant to which the Company will provide and be compensated for certain transitional, administrative and support services to Motherson on a short-term basis after closing. Specific services provided are information technology services and support, post-closing support for acquired business in Estonia, China, and Juarez, Mexico and other incidental transition services.

On May 26, 2014, the Company issued a press release announcing the signing of the Purchase Agreement. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Description

99.1	Press release dated May 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: May 28, 2014	/s/ George E. Strickler
George E. Strickler, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Exhibit Index

99.1	Press release dated May 26, 2014.